Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

WARRANT TO PURCHASE STOCK

Company:	Meridian Waste Solutions, Inc., a New York corporation
Number of Shares:	852,843
Class of Stock:	common stock, par value $0.025 (the “Common Stock”)
Warrant Price:	$1.00 per share
Issue Date:	April 20, 2018
Expiration Date:	The 5th anniversary after the Issue Date

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Meridian Waste Acquisitions, LLC (together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, the “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of Common Stock of the Company (the “Shares”) at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1 EXERCISE.

1.1. Mechanics of Exercise. This Warrant may be exercised by the Holder on any Trading Day on or after the Issue Date (an “Exercise Date”), in whole or in part, by delivery (whether via facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. On the Exercise Date, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Shares as to which this Warrant was so exercised (the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in Article 1.2) in connection with an Acquisition. The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Shares in accordance with the terms hereof. On or before the second (2nd) Trading Day following the date on which the Company has received such Exercise Notice, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such exercise. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Shares with respect to which this Warrant has been exercised, irrespective of the date such Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Article 1 and the number of Shares represented by this Warrant submitted for exercise is greater than the number of Shares being acquired upon an exercise and upon surrender of this Warrant to the Company by the Holder, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than two (2) Trading Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant representing the right to purchase the number of Shares purchasable immediately prior to such exercise under this Warrant, less the number of Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number. Holder shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (excluding, fees and expenses of the Transfer Agent and the Company’s legal counsel) that may be payable with respect to the issuance and delivery of Shares upon exercise of this Warrant. Notwithstanding the foregoing, except in the case where an exercise of this Warrant is validly made pursuant to a Cashless Exercise in connection with an Acquisition, the Company’s failure to deliver Shares to the Holder on or prior to two (2) Trading Days after receipt of the later of (i) the applicable Exercise Notice and (ii) the Aggregate Exercise Price (or valid notice of a Cashless Exercise in connection with an Acquisition) (such later date, the “Share Delivery Deadline”) shall not be deemed to be a breach of this Warrant.

1.2. Cashless Exercise Right. In lieu of exercising this Warrant as specified in Article 1.1, the Holder may in connection with an Acquisition, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Warrant Price pursuant to Article 1.1, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of Shares with respect to which this Warrant is then being exercised.

B= the Fair Market Value of each Share on the Trading Day immediately prior to the date of determination thereof. “Fair Market Value” means, on any date, the average of high and low sale prices regular way, or, in the case no such sale takes place, the reported high and low bid and asked prices regular way of the shares of Common Stock on such day, in each case as quoted on the Principal Market, as reported by Bloomberg or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

C= the Warrant Price then in effect for the applicable Shares at the time of such exercise.

1.3. Delivery of Certificate and New Warrant. Promptly after the Holder exercises or converts this Warrant, and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to the Holder certificates for the Shares acquired or evidence that such shares have been recorded in book entry form with the Transfer Agent and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired. The Holder shall be deemed to own and have all of the rights associated with any Shares or other securities or property to which it is entitled pursuant to this Warrant upon the exercise or conversion of the Warrant in accordance with this Article 1.

1.4. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

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1.5. Treatment of Warrant Upon Acquisition of Company.

1.5.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” shall mean the occurrence, after the Issue Date, of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person”, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned”, directly or indirectly, the Voting Shares (as defined below) of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” and such person’s “affiliates” or group of “persons” and such persons’ affiliates becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares). For the purposes of this Article 1.5.1, “Voting Shares” of any person shall mean capital shares or capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency. The terms “person,” “affiliate,” and “beneficial owner” shall have the meanings ascribed to them under Rules 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

1.5.2 Treatment of Warrant at Acquisition. In the event of an Acquisition, either (a) the Holder shall, pursuant to Article 1.2, convert this Warrant in full with respect to all remaining Shares for which the Warrant is then exercisable and such exercise or conversion will be deemed effective immediately prior to the consummation of such Acquisition or (b) if the Holder elects not to exercise or convert the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to the Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

1.6. Insufficient Authorized Shares. If at any time while the Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrant at least a number of shares of Common Stock equal to 100% (the “Required Reserve Amount”) of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrant then outstanding, then the Company shall immediately take all reasonable action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Warrant then outstanding. The Company covenants that all Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

1.7. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Article 1.1 by the Share Delivery Deadline, then the Holder will have the right to rescind such exercise.

ARTICLE 2 ADJUSTMENTS TO THE SHARES.

2.1. Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Shares payable in Common Stock of the Company, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of shares of Common Stock of the Company to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increases the amount of stock for which this Warrant is exercisable, the number of Shares subject to the Warrant shall automatically be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares subject to the Warrant shall be proportionately decreased.

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2.2. Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, reorganization, recapitalization or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant (other than an Acquisition which is subject to the provisions of Article 1.5), Holder shall be entitled to receive, upon exercise or conversion of this Warrant the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3. Subsequent Rights Offerings. In addition to any adjustments pursuant to Article 2.1 or 2.2 above, if at any time the Company grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to all record holders of shares of Common Stock and securities convertible into shares of Common Stock on an as if converted to Common Stock basis (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

2.4. Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its non-cash assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

2.5. No Impairment. Without the consent of the Holder, the Company shall not by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.

2.6. Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying the Holder in cash equivalent to the amount computed by multiplying the fractional interest by the Fair Market Value of a full Share.

2.7. Certificate as to Adjustments. Upon each adjustment of the Warrant Price and Shares, the Company shall promptly notify the Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish the Holder with a certificate of its Chief Financial Officer, Corporate Secretary or a senior financial officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price and Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price and Shares.

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2.8.  Notice to Allow Exercise by Holder. If (a) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered written notice to the Holder at least five Business Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. Provided that to the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, as determined by the Company in its sole discretion, the Company shall not be obligated to provide written notice under this Section 2.8 and such failure to provide such written notice shall not be a breach hereof. The Holder shall determine in its sole discretion whether it is entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein and shall indemnify and hold harmless the Company from any and all losses, including reasonable attorney’s fees, resulting from such exercise and subsequent sale of any Shares, including, but not limited to, any losses incurred by the Company pursuant to Rule 10b-5 promulgated under the Exchange Act.

ARTICLE 3 REPRESENTATIONS AND COVENANTS OF THE COMPANY. The Company represents and warrants to the Holder as follows:

3.1. Representations and Warranties. The Company represents and warrants and covenants to the Holder as follows: all Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances, except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company will at all times reserve and keep available, out of its authorized but unissued share of Common Stock, solely for the purpose of providing the exercise or conversion of this Warrant, the aggregate number of Shares issuable upon exercise or conversion of this Warrant. The Company will use its commercially reasonable efforts to ensure that the Shares may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange applicable to the Company on which the Shares are listed or traded. The number of shares of Common Stock subject to this Warrant as of the date hereof equals 2% of the fully-diluted Common Stock of the Company as of the date hereof.

3.2. No Shareholder Rights. Except as provided in this Warrant, and other than with regard to shares of the Company’s Common Stock acquired by Holder other than pursuant to the exercise of this Warrant, the Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

ARTICLE 4 REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1. Purchase for Own Account. This Warrant and the securities to be acquired upon exercise or conversion of this Warrant by the Holder will be acquired for investment for the Holders account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act of 1933 (the “Securities Act”) and the Holder has no present intention, and upon exercise or conversion will have no intention, of selling or engaging in any public distribution of the same except pursuant to a registration or exemption. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

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4.2. Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3. Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4. Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

4.5. The Securities Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. The Holder further understands that settlement of this Warrant is to be made in Shares and, for the elimination of doubt, the fact that the Shares delivered on exercise of this Warrant will not be registered under the Securities Act will not in any way require the Company to settle this Warrant otherwise than in Shares, including without limitation, that there is no circumstance that would require the Company to settle this Warrant in cash.

ARTICLE 5 MISCELLANEOUS.

5.1. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

5.2. Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Expiration Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

5.3. Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

5.4. Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

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5.5. Term. This Warrant will be exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.6. Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

5.7. Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of the Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D under the Securities Act; provided, however, in any such transfer the transferee shall agree to be bound by the terms of this Warrant as if an original holder hereof.

5.8. Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid (or on the first Business Day after transmission by e-mail), at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Meridian Waste Acquisitions, LLC

c/o Warren Equity Partners, LLC

320 1st Street N., Suite #608

Jacksonville Beach, FL 32250

Attn: Henrik Dahlbach and Steven Wacaster

E-mail: [e-mail address]

With a copy (which shall not constitute notice) to:

Akerman LLP

420 South Orange Avenue, Suite 1200

Orlando, FL 32801

Attn: Carl Roston and Nathan Balint

E-mail: carl.roston@akerman.com and nathan.balint@akerman.com

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Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

Meridian Waste Solutions, Inc.
One Glenlake Parkway, NE Suite 900

Atlanta, GA 30328

Attn: Jeffrey S. Cosman

E-mail: [e-mail address]

With a copy (which shall not constitute notice) to:

Cozen O’Connor

One Oxford Centre, 301 Grant Street, 26th Floor

Pittsburgh, PA 15219

Attn: Jeremiah G. Garvey

E-mail: jgarvey@cozen.com

5.9. Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the parties against which enforcement of such change, waiver, discharge or termination is sought.

5.10. Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.11. Amendment. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Holder.

5.12. Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

5.13. Governing Law. This Warrant, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law provisions.

5.14. Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

ARTICLE 6 CERTAIN DEFINITIONS.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” mean each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by applicable Law to close in the State of New York.

“Principal Market” means The Nasdaq Capital Market.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time).

“Transfer Agent” means Issuer Direct Corporation or such other transfer agent appointed by the Company.

[Balance of Page Intentionally Left Blank]

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“COMPANY”

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Title:	Chief Executive Officer

AGREED AND ACKNOWLEDGED:
“HOLDER”

MERIDIAN WASTE ACQUISITIONS, LLC

By: MERIDIAN WASTE HOLDINGS, LLC, its sole member

By: WEP SOLID WASTE INVESTMENT, LLC, its sole member

/s/ Henrik Dahlback
Name: Henrik Dahlback
Title: Manager

[Signature Page to Warrant]

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE STOCK

MERIDIAN WASTE SOLUTIONS, INC.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Shares”) of Meridian Waste Solutions, Inc. a New York corporation (the “Company”), evidenced by Warrant to Purchase Stock No. _______ (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.      Form of Exercise Price. The Holder intends that payment of the Aggregate Exercise Price shall be made as:

●	a “Cash Exercise” with respect to _________________ Shares; and/or
●	a “Cashless Exercise” in connection with an Acquisition, with respect to _______________ Shares.

2.     Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.     Delivery of Shares. The Company shall deliver to Holder, or its designee or agent as specified below, __________ Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, as follows:

☐     Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐     Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __, _______

Name of Registered Holder

By: ______________________
Name:
Title:

Tax ID:____________________________

E-mail Address:_____________________